Exhibit 99.1

News Release

FOR MORE INFORMATION CONTACT:

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES APPOINTMENT OF MARK JENSEN TO BOARD OF DIRECTORS

HILLSBORO, OR June 20, 2013 Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that its Board of Directors has appointed Mark Jensen to the Company's Board of Directors and Audit Committee. For more than thirty years, Mr. Jensen has provided audit and financial consulting services to high technology companies. He was an executive at Deloitte & Touche LLP from October of 2001 until his retirement in June of 2012, where he held a variety of positions, including U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and U.S. Managing Partner-Venture Capital Services Group. Prior to joining Deloitte & Touche LLP, Mr. Jensen was the Chief Financial Officer of Redleaf Group. Earlier in his career, Mr. Jensen was an executive at Arthur Andersen LLP, which he joined in 1978, was admitted to the partnership in 1991 and served as the Managing Partner of the firm's Silicon Valley Office and leader of the firm's Global Technology Industry Practice.

“We are pleased to attract another strong executive to our Board of Directors. Mr. Jensen brings unusually deep business experience in a number of high-tech industry segments,” stated Patrick Jones, Lattice's Chairman of the Board. “Given his extensive experience with numerous companies in the semiconductor industry, we expect to directly benefit from Mr. Jensen's active contributions, as the Board continues to expand its core competences to even better address the Company's strategic direction and new opportunities.”

Mr. Jensen, 63 years old, is a certified public accountant licensed in Colorado and California and is a member of the American Institute of Certified Public Accountants and the Colorado and California State Societies of Certified Public Accountants. Mr. Jensen received a Bachelors of Education Degree from Colorado State University and a Bachelors of Science Degree from Metropolitan State College of Denver. Mr. Jensen also serves on the Board of Directors of Unwired Planet, Inc. where he is also Chairman of the Audit Committee.

About Lattice Semiconductor
Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

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Lattice Semiconductor Corporation and Lattice (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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